Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:
Andrew R. Speaker
President & CEO
Mercer Insurance Group, Inc.
(609) 737-0426

MERCER MUTUAL INSURANCE COMPANY SUCCESSFULLY
CONVERTS TO A STOCK COMPANY

Pennington, New Jersey, December 15, 2003 — Mercer Mutual Insurance Company announced today the successful completion of its conversion to a stock insurance company.

President Andrew Speaker stated, “We received an overwhelming positive response from policyholders to our proposal to convert the form of organization of our company.  We sincerely appreciate the support our policyholders provided to our plan.”

As part of its conversion, Mercer sold 6,261,111 shares of common stock at $10.00 per share and raised in excess of $53 million in net proceeds.  Mr. Speaker commented, “The funds raised in our conversion will be used to support our long term strategies of growing internally complemented by seeking acquisition opportunities to further diversify our business.”

As a result of the conversion, the company will become a wholly owned subsidiary of the Mercer Insurance Group, Inc., which will be begin trading under the symbol MIGP on the NASDAQ National Market on December 16, 2003.

Mercer Insurance Group, Inc., chartered under the laws of the Commonwealth of Pennsylvania, markets property and casualty insurance products through its subsidiaries to residents and businesses located in New Jersey and Pennsylvania.  Mercer provides personal and commercial products through independent agents.  Mercer was founded in 1844 and is headquartered in Pennington, New Jersey.